EXECUTION COPY

PLEDGE AND SECURITY AGREEMENT

Dated as of June 30, 2003

among

ALARIS MEDICAL SYSTEMS, INC.
as a Grantor

and

Each Other Grantor
From Time to Time Party Hereto

and

CITICORP NORTH AMERICA, INC.
as Administrative Agent

WEIL, GOTSHAL & MANGES LLP
767 FIFTH AVENUE
NEW YORK, NEW YORK 10153-0119

        PLEDGE AND SECURITY AGREEMENT, dated as of June 30, 2003, by ALARIS MEDICAL SYSTEMS, INC. (the “Borrower”) and each of the other entities listed on the signature pages hereof or that becomes a party hereto pursuant to Section 7.10 (Additional Grantors) (each a “Grantor” and, collectively, the “Grantors”), in favor of CITICORP NORTH AMERICA, INC. (“Citicorp”), as agent for the Secured Parties (as defined in the Credit Agreement referred to below) (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

        WHEREAS, pursuant to the Credit Agreement, dated as of June 30, 2003 (as the same may be amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Lenders and the Issuers party thereto and Citicorp, as agent for the Lenders and the Issuers, UBS SECURITIES LLC, as syndication agent for the Lenders and the Issuers (in such capacity, the “Syndication Agent”), and BEAR STEARNS CORPORATE LENDING INC. and CIBC WORLD MARKETS CORP., as co-documentation agents for the Lenders and the Issuers (in such capacity, each a “Co-Documentation Agent” and collectively, the “Co-Documentation Agents”), the Lenders and the Issuers have severally agreed to make extensions of credit to the Borrower upon the terms and subject to the conditions set forth therein;

        WHEREAS, the Grantors other than the Borrower are party to the Guaranty pursuant to which they have guaranteed the Obligations; and

        WHEREAS, it is a condition precedent to the obligation of the Lenders and the Issuers to make their respective extensions of credit to the Borrower under the Credit Agreement that the Grantors shall have executed and delivered this Agreement to the Administrative Agent;

        NOW, THEREFORE, in consideration of the premises and to induce the Lenders, the Issuers and the Administrative Agent to enter into the Credit Agreement and to induce the Lenders and the Issuers to make their respective extensions of credit to the Borrower thereunder, each Grantor hereby agrees with the Administrative Agent as follows:

          ARTICLE I     DEFINED TERMS

Section 1.1 Definitions

(a)     Unless otherwise defined herein, terms defined in the Credit Agreement and used herein have the meanings given to them in the Credit Agreement.

(b)     Terms used herein without definition that are defined in the UCC have the meanings given to them in the UCC, including the following terms (which are capitalized herein):

“Account Debtor”
“Accounts”
“Certificated Security”
“Chattel Paper”
“Commercial Tort Claim”
“Commodity Account”
“Deposit Account”
“Documents”
“Entitlement Holder”
“Entitlement Order”
“Equipment”
“Financial Asset”
“General Intangibles”
“Instruments”
“Inventory”
“Investment Property”
“Letter-of-Credit Right”
“Proceeds”
“Securities Account”
“Securities Intermediary”
“Security”
“Security Entitlement”

(c)     The following terms shall have the following meanings:

        “Additional Pledged Collateral” means any Pledged Collateral acquired by any Grantor after the date hereof and on which a security interest is granted pursuant to Section 2.2 (Grant of Security Interest in Collateral), including, to the extent a security interest is granted thereon pursuant to Section 2.2 (Grant of Security Interest in Collateral), (i) all Stock and Stock Equivalents of any Person that are acquired by any Grantor after the date hereof, together with all certificates, instruments or other documents representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing, (ii) all additional indebtedness from time to time owed to any Grantor by any obligor on the Pledged Debt Instruments and the instruments evidencing such indebtedness and (iii) all interest, cash, instruments and other property or Proceeds from time to time received, receivable or otherwise distributed in respect of or in exchange for any of the foregoing. “Additional Pledged Collateral” may be General Intangibles or Investment Property.

        “Agreement” means this Pledge and Security Agreement.

        “Australian Copyrights” means, with reference to each Grantor, all Copyrights of such Grantor which are used in Australia, or the subject of a filing, registration or application in IP Australia; provided, however that any Copyrights deemed by the Stamp Duties Act of 1923 (South Australia) to have a nexus with the State of South Australia shall not constitute Australian Copyrights for purposes of this Agreement.

        “Australian Designs” means, with reference to each Grantor, all designs of such Grantor which are used in Australia, or the subject of a filing, registration or application in IP Australia; provided, however, that any design deemed by the Stamp Duties Act of 1923 (South Australia) to have a nexus with the State of South Australia shall not constitute an Australian Design for purposes of this Agreement.

        “Australian Intellectual Property” means, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, Australia , multinational or foreign laws or otherwise, including Australian Designs, Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, trade secrets and Internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, which are used in Australia, or the subject of a filing, registration or application in IP Australia; provided, however that any intellectual property deemed by the Stamp Duties Act of 1923 (South Australia) to have a nexus with the State of South Australia shall not constitute Australian Intellectual Property for purposes of this Agreement.

        “Australian Patents” means, with reference to each Grantor, all Patents of such Grantor which are used in Australia, or the subject of a filing, registration or application in IP Australia; provided, however that any Patent deemed by the Stamp Duties Act of 1923 (South Australia) to have a nexus with the State of South Australia shall not constitute an Australian Patent for purposes of this Agreement.

        “Australian Trademarks” means, with reference to each Grantor, all Trademarks of such Grantor which are used in Australia, or the subject of a filing, registration or application in IP Australia; provided, however that any Trademarks deemed by the Stamp Duties Act of 1923 (South Australia) to have a nexus with the State of South Australia shall not constitute Australian Trademarks.

        “Canadian Collateral” means Canadian Intellectual Property and Canadian Pledged Stock.

        “Canadian Copyrights” means, with reference to each Grantor, all Copyrights of such Grantor which are used in Canada, or the subject of a filing, registration or application in the Canadian Intellectual Property Office.

        “Canadian Intellectual Property” means, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, Canadian, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, trade secrets and Internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom, which are used in Canada, or the subject of a filing, registration or application in the Canadian Intellectual Property Office.

        “Canadian Patents” means, with reference to each Grantor, all Patents of such Grantor which are used in Canada, or the subject of a filing, registration or application in the Canadian Intellectual Property Office.

        “Canadian Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock of the Canadian Subsidiary.

        “Canadian Subsidiary” means ALARIS Medical Canada Ltd., a corporation organized under the laws of New Brunswick, Canada and a Wholly-Owned Subsidiary of the Borrower.

        “Canadian Trademarks” means, with reference to each Grantor, all Trademarks of such Grantor which are used in Canada, or the subject of a filing, registration or application in the Canadian Intellectual Property Office.

        “Collateral” has the meaning specified in Section 2.1 (Collateral).

        “Concentration Account” means any Deposit Account maintained by any Loan Party that is (a) a concentration account or (b) that maintains, during any calendar month, an average aggregate overnight available balance in excess of the Dollar Equivalent of $1,000,000. For the avoidance of doubt, Qualified Permitted Liens Accounts shall not be deemed to be Concentration Accounts for purposes of this Agreement.

        “Control Account Agreement” means a letter agreement, substantially in the form of Annex 2 (Form of Control Account Agreement) or in such other form as may be required by the applicable Securities Intermediary (provided that each Control Account Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent), executed by the relevant Grantor, the Administrative Agent and the relevant Approved Securities Intermediary and sufficient to perfect the Administrative Agent’s security interest in such Securities Account by “control” within the meanings of Section 8-106 and 9-106 of the UCC.

        “Copyright Licenses” means any written agreement naming any Grantor as licensor or licensee granting any right under any Copyright, including the grant of any right to copy, publicly perform, create derivative works, manufacture, distribute, exploit or sell materials derived from any Copyright.

        “Copyrights Security Agreement” means an agreement, substantially in the form of Annex 5 (Form of Copyright Security Agreement) with such changes as may be agreed to by the Administrative Agent, executed by the relevant Grantor and the Administrative Agent.

        “Copyrights” means (a) all copyrights arising under the laws of the United States, any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished, all registrations and recordings thereof and all applications in connection therewith, including all registrations, recordings and applications in the United States Copyright Office or in any foreign counterparts thereof, and (b) the right to obtain all renewals thereof.

        “Deposit Account Bank” means a financial institution selected or approved by the Administrative Agent and with respect to which a Grantor has delivered to the Administrative Agent an executed Deposit Account Control Agreement.

        “Deposit Account Control Agreement” means a letter agreement, substantially in the form of Annex 1 (Form of Deposit Account Control Agreement) or in such other form as may be required by the applicable Deposit Account Bank (provided that each Deposit Account Control Agreement shall be in form and substance reasonably satisfactory to the Administrative Agent), executed by the relevant Grantor, the Administrative Agent and the relevant financial institution and sufficient to perfect the Administrative Agent’s security interest in such Deposit Account by “control” within the meaning of Section 9-104 of the UCC.

        “Excluded Disposables Increment” means, with respect to Instrument Contracts, the amount included in the price of disposables for payment of equipment, interest, repair and, if applicable, site license fees and certain other consulting and/or implementation services, or any thereof, which amount is invoiced by a Grantor to a customer and upon payment thereof by the customer is required to be remitted by the Grantor to a third-party financing party.

        “Excluded Equity” means any Voting Stock of any direct Subsidiary of a Grantor which Subsidiary is a controlled foreign corporation (a “CFC”), in excess of 65% (but only to the extent of such excess) of the total outstanding Voting Stock of such Subsidiary. In the event that the Grantor is a CFC, then Excluded Equity shall include any stock or other interest of any direct or indirect Subsidiary held by such Grantor. If the Grantor is not a CFC, then Excluded Equity shall include the outstanding Voting Stock of any direct Subsidiary of such Grantor (other than a direct Subsidiary which is a CFC) only if the direct Subsidiary (a) is not a corporation for United States federal income tax purposes and (b) owns Voting Stock in a CFC, but only to the extent a pledge of such direct Subsidiary’s Voting Stock would result, for purposes of Section 956 of the Code, in a pledge in excess of 65% of the Voting Stock of such CFC. Notwithstanding the foregoing, Excluded Equity may be pledged if (i) the Borrower and Administrative Agent otherwise agree or (ii) such pledge can be made without resulting in any material adverse tax consequence for the Loan Parties and their Subsidiaries, taken as a whole.

        “Excluded Property” means, collectively, (i) Excluded Equity, (ii) any permit, lease, license, contract, instrument or other agreement held by any Grantor that prohibits or requires the consent of any Person other than the Borrower and its Affiliates as a condition to the creation by such Grantor of a Lien thereon, or any permit, lease, license contract or other agreement held by any Grantor to the extent that any Requirement of Law applicable thereto prohibits the creation of a Lien thereon, but only, in each case, to the extent, and for so long as, such prohibition is not terminated or rendered unenforceable or otherwise deemed ineffective by the UCC or any other Requirement of Law, (iii) Equipment owned by any Grantor that is subject to a purchase money Lien or a Capital Lease if the contract or other agreement in which such Lien is granted (or in the documentation providing for such Capital Lease) prohibits or requires the consent of any Person other than the Borrower and its Affiliates as a condition to the creation of any other Lien on such Equipment; provided, however, “Excluded Property” shall not include any Proceeds, substitutions or replacements of Excluded Property referred to in the foregoing clauses (i), (ii), or (iii) of this definition (unless such Proceeds, substitutions or replacements would constitute Excluded Property), (iv) Qualified Hedging Obligations Collateral, (v) Qualified Hedging Contract Accounts, (vi) Qualified Customary Permitted Liens Accounts, (vii) Excluded Disposables Increments and (viii) any Intellectual Property deemed by the Stamp Duties Act 1923 (South Australia) to have a nexus with the State of South Australia.

        “Intellectual Property” means, collectively, all rights, priorities and privileges of any Grantor relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks, Trademark Licenses, trade secrets and Internet domain names, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

        “Intellectual Property Security Agreement” means each Copyright Security Agreement, Patent Security Agreement and Trademarks Security Agreement.

        “Intercompany Note” means any promissory note evidencing loans made by any Grantor to any of its Subsidiaries or another Grantor.

        “LLC” means each limited liability company in which a Grantor has an interest, including those set forth on Schedule 2 (Pledged Collateral).

        “LLC Agreement” means each operating agreement with respect to an LLC, as each agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified from time to time.

        “Material Intellectual Property” means Intellectual Property owned by or licensed to a Grantor and material to any Grantor’s business.

        “Partnership” means each partnership in which a Grantor has an interest, including those set forth on Schedule 2 (Pledged Collateral).

        “Partnership Agreement” means each partnership agreement governing a Partnership, as each such agreement has heretofore been, and may hereafter be, amended, restated, supplemented or otherwise modified.

        “Patents” means (a) all letters patent of the United States, any other country or any political subdivision thereof and all reissues and extensions thereof, (b) all applications for letters patent of the United States or any other country and all divisions, continuations and continuations-in-part thereof and (c) all rights to obtain any reissues or extensions of the foregoing.

        “Patent License” means all agreements, whether written or oral, providing for the grant by or to any Grantor of any right to manufacture, have manufactured, use, import, sell or offer for sale any invention covered in whole or in part by a Patent.

        “Patent Security Agreement” means an agreement, substantially in the form of Annex 6 (Form of Patent Security Agreement) with such changes as may be agreed to by the Administrative Agent, executed by the relevant Grantor and the Administrative Agent.

        “Pledged Certificated Stock” means all Certificated Securities and any other Stock and Stock Equivalent of a Person evidenced by a certificate, Instrument or other equivalent document, in each case owned by any Grantor, including all Stock listed on Schedule 2 (Pledged Collateral).

        “Pledged Collateral” means, collectively, the Pledged Stock, Pledged Debt Instruments, any other Investment Property of any Grantor, chattel paper, all certificates or other instruments representing any of the foregoing and all Security Entitlements of any Grantor in respect of any of the foregoing. Pledged Collateral may be General Intangibles or Investment Property.

        “Pledged Debt Instruments” means all right, title and interest of any Grantor in Instruments evidencing any Indebtedness owed to such Grantor, including all Indebtedness described on Schedule 2 (Pledged Collateral), issued by the obligors named therein.

        “Pledged Stock” means all Pledged Certificated Stock and all Pledged Uncertificated Stock. Pledged Stock shall not include the Stock of any Person (i) that is not a Domestic Subsidiary, (ii) that is organized under the laws of Australia, Mexico and the United Kingdom and (iii) the Stock of which shall be pledged pursuant to a Foreign Pledge Agreement. For purposes of this Agreement, the term “Pledged Stock” shall not include any Excluded Equity.

        “Pledged Uncertificated Stock” means any Stock or Stock Equivalent of any Person that is not a Pledged Certificated Stock, including all right, title and interest of any Grantor as a limited or general partner in any Partnership or as a member of any LLC and all right, title and interest of any Grantor in, to and under any Partnership Agreement or LLC Agreement to which it is a party.

        “Qualified Hedging Contract Accounts” means any deposit account, securities account or other account established and maintained by any Grantor with any bank, securities intermediary or other Person for the purpose of holding Qualified Hedging Obligations Collateral; provided that such Qualified Hedging Contract is permitted to be incurred under Section 8.17 (No Speculative Transactions) of the Credit Agreement and the Lien on such Qualified Hedging Obligations Collateral is permitted under Section 8.2 (Liens, Etc.) of the Credit Agreement.

        “Qualified Customary Permitted Liens Accounts” means any deposit account, securities account or other account established and maintained by any Grantor with any bank, securities intermediary or other Person for the purpose of holding Collateral to secure Customary Permitted Liens that are permitted under Section 8.2 (Liens, Etc.) of the Credit Agreement; provided, that the secured party with respect to such Customary Permitted Lien has required the applicable Grantor to provide collateral security to such secured party.

        “Qualified Hedging Obligations Collateral” means any cash or cash equivalents pledged, or in respect of which a Lien is granted by the Borrower or any of its Subsidiaries to a Person that is not a Lender or an Affiliate of any Lender at the time such Lien is granted, to secure any Qualified Hedging Obligation.

        “Qualified Hedging Obligations” means the obligations of the Borrower or any Subsidiary of the Borrower under Qualified Hedging Contracts that are not secured by the Collateral Documents.

        “Securities Act” means the Securities Act of 1933, as amended.

        “Trademark License” means any agreement, whether written or oral, providing for the grant by or to any Grantor of any right to use any Trademark.

        “Trademarks Security Agreement” means an agreement, substantially in the form of Annex 7 (Form of Trademark Security Agreement) with such changes as may be agreed to by the Administrative Agent, executed by the relevant Grantor and the Administrative Agent.

        “Trademarks” means (a) all trademarks, trade names, corporate names, company names, business names, fictitious business names, trade styles, service marks, logos and other source or business identifiers, and, in each case, all goodwill associated therewith, whether now existing or hereafter adopted or acquired, all registrations and recordings thereof and all applications in connection therewith, in each case whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, and all common-law rights related thereto, and (b) the right to obtain all renewals thereof.

        “UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York; provided, however, that, in the event that, by reason of mandatory provisions of law, any of the attachment, perfection or priority of the Administrative Agent’s and the Secured Parties’ security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, the term “UCC” shall mean the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

        “Vehicles” means all vehicles covered by a certificate of title law of any state.

Section 1.2 Certain Other Terms

(a)     In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including.”

(b)     The terms “herein,” “hereof,” “hereto” and “hereunder” and similar terms refer to this Agreement as a whole and not to any particular Article, Section, subsection or clause in this Agreement.

(c)     References herein to an Annex, Schedule, Article, Section, subsection or clause refer to the appropriate Annex or Schedule to, or Article, Section, subsection or clause in this Agreement.

(d)     The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e)     Where the context requires, provisions relating to any Collateral, when used in relation to a Grantor, shall refer to such Grantor’s Collateral or any relevant part thereof.

(f)     Any reference in this Agreement to a Loan Document shall include all appendices, exhibits and schedules thereto, and, unless specifically stated otherwise all amendments, restatements, supplements or other modifications thereto, and as the same may be in effect at any time such reference becomes operative.

(g)     The term “including” means “including without limitation” except when used in the computation of time periods.

(h)     The terms “Lender,” “Issuer,” “Administrative Agent” and “Secured Party” include their respective successors.

(i)     References in this Agreement to any statute shall be to such statute as amended or modified and in effect from time to time.

        ARTICLE II  GRANT OF SECURITY INTEREST

Section 2.1 Collateral

        For the purposes of this Agreement, all of the following property now owned or at any time hereafter acquired by a Grantor or in which a Grantor now has or at any time in the future may acquire any right, title or interests (other than in each case, any Excluded Property) is collectively referred to as the “Collateral”:

(a)     all Accounts;

(b)     all Chattel Paper;

(c)     all Deposit Accounts;

(d)     all Documents;

(e)     all Equipment;

(f)     all General Intangibles (including, without limitation, the Australian Intellectual Property and the Canadian Intellectual Property);

(g)     all Instruments;

(h)     all Inventory;

(i)     all Investment Property;

(j)     all Letter-of-Credit Rights;

(k)     all Vehicles;

(l)     the Commercial Tort Claims described on Schedule 7 (Commercial Tort Claims) and on any supplement thereto received by the Administrative Agent pursuant to Section 4.11 (Notice of Commercial Tort Claims);

(m)     all books and records pertaining to the other property described in this Section 2.1;

(n)     all other goods and personal property of such Grantor, whether tangible or intangible and wherever located;

(o)     all property of any Grantor held by the Administrative Agent or any other Secured Party, including all property of every description, in the possession or custody of or in transit to the Administrative Agent or such Secured Party for any purpose, including safekeeping, collection or pledge, for the account of such Grantor or as to which such Grantor may have any right or power; and

(p)     to the extent not otherwise included, all Proceeds.

Section 2.2 Grant of Security Interest in Collateral

        Each Grantor, as collateral security for the full, prompt and complete payment and performance when due (whether at stated maturity, by acceleration or otherwise) of the Secured Obligations of such Grantor, hereby: (a) conveys, mortgages, pledges and hypothecates to the Administrative Agent for the benefit of the Secured Parties, and grants to the Administrative Agent for the benefit of the Secured Parties a lien on and security interest in, all of its right, title and interest in, to and under the Collateral (other than the Canadian Trademarks) of such Grantor, and (b) grants a security interest to the Administrative Agent for the benefit of the Secured Parties in and to all of such Grantor’s Canadian Trademarks; provided, however, that the foregoing grants of security interests shall not include a security interest in any Excluded Property; and provided, further, that, if and when any property shall cease to be Excluded Property, the Administrative Agent shall have, and at all times from and after the date hereof be deemed to have had, a security interest in such property.

Section 2.3 Cash Collateral Accounts

        The Administrative Agent has established a Deposit Account at Citibank, N.A., designated as “Citicorp North America, Inc. – ALARIS Medical Systems Concentration Account”. Such Deposit Account shall be a Cash Collateral Account.

ARTICLE III  REPRESENTATIONS AND WARRANTIES

        To induce the Lenders, the Issuers and the Administrative Agent to enter into the Credit Agreement, each Grantor hereby represents and warrants each of the following to the Administrative Agent, the Lenders, the Issuers and the other Secured Parties:

Section 3.1 Title; No Other Liens

        Except for the Lien granted to the Administrative Agent pursuant to this Agreement and the other Liens permitted to exist on the Collateral under the Credit Agreement, such Grantor (a) is the (i) record owner of the Pledged Collateral pledged by it hereunder constituting the Stock of its Subsidiaries and (ii) beneficial owner of the Pledged Collateral pledged by it hereunder constituting Instruments or Certificated Securities, (b) is the Entitlement Holder of all such Pledged Collateral constituting Investment Property held in a Securities Account and (c) has rights in or the power to transfer each other item of Collateral in which a Lien is granted by it hereunder, free and clear of any other Lien.

Section 3.2 Perfection and Priority

(a)     The security interest granted pursuant to this Agreement shall constitute a valid and continuing perfected security interest in favor of the Administrative Agent in the Collateral for which perfection is governed by the UCC or filing with the United States Copyright Office or with the United States Patent and Trademark Office upon (i) the completion of the filings and other actions specified on Schedule 3 (Filings) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Administrative Agent in completed and duly executed form), (ii) the delivery to the Administrative Agent of all Collateral consisting of Instruments and Certificated Securities, in each case properly endorsed for transfer to the Administrative Agent or in blank, (iii) the execution of Control Account Agreements with respect to Collateral that constitutes Securities Accounts of a Grantor and any Financial Assets credited to such Securities Accounts, (iv) the execution of Deposit Account Control Agreements with respect to Collateral that constitutes Financial Assets credited to such Deposit Accounts of a Grantor and all deposits therein and (v) all appropriate filings having been made with the United States Copyright Office. Such security interest shall be prior to all other Liens on the Collateral except for (a) Customary Permitted Liens and (b ) purchase money security interests that are Permitted Liens.

(b)     The security interest granted pursuant to this Agreement shall constitute a valid and continuing perfected security interest in favor of the Administrative Agent in the Collateral comprised of Australian Intellectual Property for which perfection is governed by any personal property security legislation of Australia or filing with IP Australia upon (i) the completion of the filings and other actions specified on Schedule 3 (Filings) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Administrative Agent in completed and duly executed form) and (ii) all appropriate filings having been made with IP Australia. Such security interest shall be prior to all other Liens on the Collateral except for (a) Customary Permitted Liens and (b ) purchase money security interests that are Permitted Liens.

(c)     The security interest granted pursuant to this Agreement shall constitute a valid and continuing perfected security interest in favor of the Administrative Agent in the Canadian Collateral for which perfection is governed by any personal property security legislation of Canada, or filing with the Canadian Intellectual Property Office upon (i) the completion of the filings and other actions specified on Schedule 3 (Filings) (which, in the case of all filings and other documents referred to on such schedule, have been delivered to the Administrative Agent in completed and duly executed form), (ii) the delivery to the Administrative Agent of all Collateral consisting of Instruments and Certificated Securities, in each case properly endorsed for transfer to the Administrative Agent or in blank and (iii) all appropriate filings having been made with the Canadian Intellectual Property Office. Such security interest shall be prior to all other Liens on the Collateral except for (a) Customary Permitted Liens and (b ) purchase money security interests that are Permitted Liens.

Section 3.3 Jurisdiction of Organization; Chief Executive Office

        Such Grantor’s jurisdiction of organization, legal name, organizational identification number, if any, and the location of such Grantor’s chief executive office or sole place of business, in each case as of the date hereof, is specified on

      Schedule 1 (Jurisdiction of Organization; Principal Executive Office) and such

        Schedule 1 (Jurisdiction of Organization; Principal Executive Office) also lists all jurisdictions of incorporation, legal names and locations of such Grantor’s chief executive office or sole place of business for the five years preceding the date hereof.

Section 3.4 Inventory and Equipment

        On the date hereof, such Grantor’s Inventory and Equipment (other than mobile goods, Inventory or Equipment in transit, Inventory or Equipment subject to Tooling Arrangements and Inventory or Equipment used for evaluation and demonstration purposes) are kept at the locations listed on Schedule 4 (Location of Inventory and Equipment) and such Schedule 4 (Location of Inventory and Equipment) also list the locations of such Inventory and Equipment for the five years preceding the date hereof.

Section 3.5 Pledged Collateral

(a)     The Pledged Stock pledged hereunder or pursuant to a Foreign Share Pledge Agreement by such Grantor is listed on Schedule 2 (Pledged Collateral) and constitute that percentage of the issued and outstanding equity of all classes of each issuer thereof as set forth on Schedule 2 (Pledged Collateral).

(b)     All of the Pledged Stock has been duly authorized, validly issued and are fully paid and nonassessable.

(c)     Each of the Pledged Stock constitutes the legal, valid and binding obligation of the obligor with respect thereto, enforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

(d)     All Pledged Collateral and, if applicable, any Additional Pledged Collateral, consisting of Certificated Securities or Instruments has been delivered to the Administrative Agent in accordance with Section 4.4(a) (Pledged Collateral); provided, that to the extent any Pledged Collateral shall not have been delivered to the Administrative Agent on the Closing Date, the Borrower shall use its best efforts to deliver such Pledged Collateral to the Administrative Agent within 30 days after the date hereof (or such later date as may be agreed to by the Administrative Agent).

(e)     All Pledged Collateral held by a Securities Intermediary in a Securities Account is in a Control Account; provided that Financial Assets having a value in the aggregate that is less that $250,000 individually and $1,000,000 in the aggregate (taken together with other such Financial Assets) shall not be required to be maintained in a Control Account.

(f)     Other than (i) Pledged Stock constituting General Intangibles, (ii) Instruments having a principal face amount of less than $250,000 individually and $1,000,000 in the aggregate (taken together with other such Instruments) and (iii) Chattel Paper, there is no Pledged Collateral other than that represented by Certificated Securities or Instruments in the possession of the Administrative Agent or that consisting of Financial Assets held in a Control Account.

Section 3.6 Accounts

        No amount payable to such Grantor under or in connection with any Account is evidenced by any Instrument (other than bank checks and like instruments received in the ordinary course of business) in a principal face amount in excess of $250,000 individually and $1,000,000 (taken together with other such Instruments) in the aggregate that has not been delivered to the Administrative Agent, properly endorsed for transfer, to the extent delivery is required by Section 4.4 (Pledged Collateral). If any amount payable under or in connection with any of the Pledged Collateral is evidenced by Chattel Paper, such Chattel Paper is in the possession of the Grantors.

Section 3.7 Intellectual Property

(a)     Part A of Schedule 5 (Intellectual Property) lists all Material Intellectual Property of such Grantor on the date hereof and Part B of Schedule 5 (Intellectual Property) lists all other Intellectual Property of such Grantor on the date hereof, in each case separately identifying that owned by such Grantor and that licensed by or to such Grantor and other than commercial off the shelf software licenses and trade secrets. The Material Intellectual Property set forth on Schedule 5 (Intellectual Property) for such Grantor constitutes all of the intellectual property rights (other than commercial off the shelf software licenses and trade secrets) necessary to conduct its business as currently and as proposed to be conducted.

(b)     All Material Intellectual Property owned by such Grantor is valid, in full force and effect, subsisting, unexpired and enforceable, has not been adjudged invalid and has not been abandoned, and to the Grantor’s knowledge, the use thereof in the business of such Grantor does not infringe, misappropriate, dilute or violate the intellectual property rights of any other Person.

(c)     Except as set forth in Schedule 5 (Intellectual Property), none of the Material Intellectual Property (other than commercial off the shelf software licenses) owned by such Grantor is the subject of any licensing or franchise agreement pursuant to which such Grantor is the licensor or franchisor.

(d)     No holding, decision or judgment has been rendered by any Governmental Authority that would limit, cancel or question the validity of, or such Grantor’s rights in, any Material Intellectual Property.

(e)     Except as set forth in Schedule 5A (Intellectual Property Matters), no action or proceeding seeking to limit, cancel or question the validity of any Material Intellectual Property owned by such Grantor or such Grantor’s ownership interest therein is pending or, to the knowledge of such Grantor, threatened. There are no claims, judgments or settlements to be paid by such Grantor relating to the Material Intellectual Property.

Section 3.8 Deposit Accounts; Securities Accounts

        The only Deposit Accounts or Securities Accounts maintained by any Grantor on the date hereof are those listed on Schedule 6 (Deposit Accounts; Securities Accounts), which sets forth such information separately for each Grantor.

Section 3.9 Commercial Tort Claims

        The only Commercial Tort Claims of any Grantor existing on the date hereof and known to the Grantors (regardless of whether the amount, defendant or other material facts can be determined and regardless of whether such Commercial Tort Claim has been asserted, threatened or has otherwise been made known to the obligee thereof or whether litigation has been commenced for such claims), if any, are those listed on Schedule 7 (Commercial Tort Claims), which sets forth such information separately for each Grantor.

ARTICLE IV  COVENANTS

        Each Grantor agrees with the Administrative Agent to the following, as long as any Obligation or Commitment remains outstanding and, in each case, unless the Requisite Lenders otherwise consent in writing:

Section 4.1 Generally

        Such Grantor shall (a) except for the security interest created by this Agreement, not create or suffer to exist any Lien upon or with respect to any Collateral, except Permitted Liens, (b) not knowingly use or permit any Collateral to be used unlawfully or in violation of any provision of this Agreement, any other Loan Document, or any policy of insurance covering any material portion or amount of the Collateral, (c) not sell, transfer or assign (by operation of law or otherwise) any Collateral if such sale, transfer or assignment would be prohibited under the Credit Agreement, (d) not enter into any agreement or undertaking restricting the right or ability of such Grantor or the Administrative Agent to sell, assign or transfer any Collateral if such restriction would have a Material Adverse Effect and (e) promptly notify the Administrative Agent of its entry into any agreement or assumption of undertaking that restricts the ability to sell, assign or transfer any material portion or amount of Collateral regardless of whether or not it has a Material Adverse Effect.

Section 4.2 Maintenance of Perfected Security Interest; Further Documentation

(a)     Such Grantor shall maintain the security interest created by this Agreement as a perfected security interest having at least the priority described in Section 3.2 (Perfection and Priority) and shall defend such security interest of such priority against the claims and demands of all Persons.

(b)     Such Grantor shall furnish to the Administrative Agent from time to time statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as the Administrative Agent may reasonably request, all in reasonable detail and in form and substance satisfactory to the Administrative Agent.

(c)     At any time and from time to time, upon the written request of the Administrative Agent, and at the sole expense of such Grantor, such Grantor shall promptly and duly execute and deliver, and have recorded, such further instruments and documents and take such further action as the Administrative Agent may reasonably request for the purpose of obtaining or preserving the full benefits of this Agreement and of the rights and powers herein granted, including the filing of any financing or continuation statement under the UCC (or other similar laws, including with respect to the Australian Intellectual Property or with respect to the Canadian Collateral, personal property security legislation and other laws of Australia or Canada, respectively) in effect in any jurisdiction with respect to the security interest created hereby, the execution and delivery of Deposit Account Control Agreements and Control Account Agreements and the execution and delivery of additional foreign charges, pledge agreements, security agreements and other Collateral Documents as may reasonably be requested by the Administrative Agent to perfect its Lien on the Stock or Stock Equivalents owned by such Grantor in its Foreign Subsidiaries under the laws of the jurisdiction of organization of any Foreign Subsidiary organized under the laws of Australia, Canada, Mexico, the United Kingdom, Luxembourg, or such other jurisdictions as may be reasonably required by the Administrative Agent.

Section 4.3 Changes in Locations, Name, Etc.

(a)	Except upon 15 days’ prior written notice to the Administrative Agent and delivery to the Administrative Agent of (i) all additional financing statements and other documents reasonably requested by the Administrative Agent to maintain the validity, perfection and priority of the security interests provided for herein and (ii) if applicable, a written supplement to Schedule 4 (Location of Inventory and Equipment) showing (A) any additional locations at which Inventory or Equipment shall be kept or (B) any changes in any location where Inventory or Equipment shall be kept that would require the Administrative Agent to take any action to maintain a perfected security interest in such Collateral, such Grantor shall not do any of the following:

(i)	permit any Inventory or Equipment having a Fair Market Value in excess of $1,000,000 in the aggregate to be kept at a location other than those listed on Schedule 4 (Location of Inventory and Equipment), except for Inventory or Equipment in transit, Inventory or Equipment subject to Tooling Arrangements, and Inventory or Equipment used for evaluation and demonstration purposes;

(ii)	change its jurisdiction of organization or the location of its chief executive office, in each case from that referred to in Section 3.3 (Jurisdiction of Organization; Chief Executive Office); or

(iii)	change its name, identity or corporate structure to such an extent that any financing statement filed in connection with this Agreement would become misleading.

(b)	Such Grantor shall keep and maintain at its own cost and expense satisfactory and complete records of the Collateral, including a record of all payments received and all credits granted with respect to the Collateral and all other dealings with the Collateral. If requested by the Administrative Agent, the security interest of the Administrative Agent shall be noted on the certificate of title of each Vehicle; provided that the Grantors shall not be required to note the security interest of the Administrative Agent on the certificate of title for any Vehicle having a book value of less than $30,000.

Section 4.4 Pledged Collateral

(a)     Such Grantor shall (i) deliver to the Administrative Agent, all certificates and Instruments and other documents representing or evidencing any Pledged Collateral (including such certificates representing or evidencing the Pledged Stock of a Grantor in its foreign Subsidiaries required to be pledged hereunder and Additional Pledged Collateral), whether now existing or hereafter acquired, in suitable form for transfer by delivery or, as applicable, accompanied by such Grantor’s endorsement, where necessary, or duly executed instruments of transfer or assignment in blank, all in form and substance satisfactory to the Administrative Agent, together, in respect of any Additional Pledged Collateral, with a Pledge Amendment, duly executed by the Grantor, in substantially the form of Annex 3 (Form of Pledge Amendment), an acknowledgment and agreement to a Joinder Agreement duly executed by the Grantor, in substantially the form in the form of Annex 4 (Form of Joinder Agreement), or such other documentation acceptable to the Administrative Agent and (ii) maintain all other Pledged Collateral constituting Investment Property in a Control Account. Such Grantor authorizes the Administrative Agent to attach each Pledge Amendment to this Agreement. The Administrative Agent shall have the right, at any time in its discretion and without notice to the Grantor, to transfer to or to register in its name or in the name of its nominees any Pledged Collateral. The Administrative Agent shall have the right at any time to exchange any certificate or instrument representing or evidencing any Pledged Collateral for certificates or instruments of smaller or larger denominations. Notwithstanding the foregoing, the Grantors shall not be required to deliver to the Administrative Agent any Instrument having a principal face amount of less than $250,000 individually and $1,000,000 in the aggregate (taken together with other such Instruments).

(b)     Except as provided in Article V (Remedial Provisions), such Grantor shall be entitled to receive all cash dividends paid in respect of the Pledged Collateral (other than liquidating or distributing dividends) with respect to the Pledged Collateral. Any sums paid upon or in respect of any Pledged Collateral upon the liquidation or dissolution of any issuer of any Pledged Collateral, any distribution of capital made on or in respect of any Pledged Collateral or any property distributed upon or with respect to any Pledged Collateral pursuant to the recapitalization or reclassification of the capital of any issuer of Pledged Collateral or pursuant to the reorganization thereof shall, unless otherwise subject to a perfected security interest in favor of the Administrative Agent, be delivered to the Administrative Agent to be held by it hereunder as additional collateral security for the Secured Obligations. If any sum of money or property so paid or distributed in respect of any Pledged Collateral shall be received by such Grantor, such Grantor shall, until such money or property is paid or delivered to the Administrative Agent, hold such money or property in trust for the Administrative Agent, segregated from other funds of such Grantor, as additional security for the Secured Obligations.

(c)     Except as provided in Article V (Remedial Provisions), such Grantor shall be entitled to exercise all voting, consent and corporate, partnership, limited liability company and similar rights with respect to the Pledged Collateral; provided, however, that no vote shall be cast, consent given or right exercised or other action taken by such Grantor that would impair the Collateral, be inconsistent with or result in any violation of any provision of the Credit Agreement, this Agreement or any other Loan Document or, without prior notice to the Administrative Agent, enable or permit any issuer of Pledged Collateral to issue any Stock or other equity Securities of any nature or to issue any other securities convertible into or granting the right to purchase or exchange for any Stock or other equity Securities of any nature of any issuer of Pledged Collateral.

(d)     Such Grantor shall not grant control over any Investment Property to any Person other than the Administrative Agent.

(e)     In the case of each Grantor that is an issuer of Pledged Collateral, such Grantor agrees to be bound by the terms of this Agreement relating to the Pledged Collateral issued by it and shall comply with such terms insofar as such terms are applicable to it. In the case of any Grantor that is a holder of any Stock or Stock Equivalent in any Person that is an issuer of Pledged Collateral, such Grantor consents to (i) the exercise of the rights granted to the Administrative Agent hereunder (including those described in Section 5.3 (Pledged Collateral)), and (ii) the pledge by each other Grantor, pursuant to the terms hereof, of the Pledged Stock in such Person and to the transfer of such Pledged Stock to the Administrative Agent or its nominee and to the substitution of the Administrative Agent or its nominee as a holder of such Pledged Stock with all the rights, powers and duties of other holders of Pledged Stock of the same class and, if the Grantor having pledged such Pledged Stock hereunder had any right, power or duty at the time of such pledge or at the time of such substitution beyond that of such other holders, with all such additional rights, powers and duties. Such Grantor agrees to execute and deliver to the Administrative Agent such certificates, agreements and other documents as may be reasonably necessary to evidence, formalize or otherwise give effect to the consents given in this clause (e).

(f)     Such Grantor shall not, without the consent of the Agents, agree to any amendment of any Constituent Document that in any way adversely affects the perfection of the security interest of the Administrative Agent in the Pledged Collateral pledged by such Grantor hereunder, including any amendment electing to treat any membership interest or partnership interest that is part of the Pledged Collateral as a security under Section 8-103 of the UCC, or any election to turn any previously uncertificated Stock that is part of the Pledged Collateral into certificated Stock, unless such treatment or election would adversely affect the perfection of the Administrative Agent’s security interest in such Pledged Collateral.

Section 4.5 Control Accounts; Approved Deposit Accounts

(a)	(i) No Grantor shall establish or maintain any Concentration Account that is not subject to a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties (subject only to Permitted Liens). On the Closing Date (or such later date as may be agreed to by the Administrative Agent), each Grantor shall have delivered to the Administrative Agent a Deposit Account Control Agreement with respect to each Concentration Account, in form and substance satisfactory to the Administrative Agent.

(ii)	Notwithstanding anything in the foregoing clause (i) to the contrary, to the extent that that a Deposit Account Control Agreement with respect to each Concentration Account existing on the Closing Date that was established prior to the Closing Date shall not have been delivered to the Administrative Agent on the Closing Date, the Grantors shall either (i) within 30 days after the Closing Date cause the applicable Deposit Account Bank with which such Concentration Account is maintained to enter into a Deposit Account Control Agreement sufficient to perfect the Administrative Agent’s security interest in such Concentration Account and all deposits therein or (ii) within 60 days after the Closing Date, close such Concentration Account; provided, however, if such Concentration Account is an account to which any Grantor’s customers have been instructed to make payments (or an account associated with an address to which any Grantor’s customers have been instructed to make payments), and within 60 days after the date of this Agreement such customers shall have been instructed to make payments thereafter to a new Concentration Account that is subject to a Deposit Account Control Agreement, then the 60 day period referred to in this clause (ii) shall be extended to 90 days after the Closing Date.

(b)	(i) No Grantor shall establish or maintain any Securities Account that is not subject to a first priority perfected security interest in favor of the Administrative Agent for the benefit of the Secured Parties (subject only to Permitted Liens), which security interest shall be perfected by “control” within the meaning of Sections 8-106 and 9-106 of the UCC. On the Closing Date (or such later date as may be agreed to by the Administrative Agent), each Grantor shall have delivered to the Administrative Agent a Control Account Agreement with respect to each Securities Account, in form and substance satisfactory to the Administrative Agent.

(ii)	Notwithstanding anything in the foregoing clause (i) to the contrary, to the extent that that a Control Account Agreement with respect to each Securities Account existing on the Closing Date that was established prior to the Closing Date shall not have been delivered to the Administrative Agent on the Closing Date, the Grantors shall either (i) within 30 days after the Closing Date cause the Securities Intermediary with which such Securities Account is maintained to enter into a Control Account Agreement sufficient to perfect the Administrative Agent’s security interest in such Securities Account and any Financial Assets credit to such Securities Account by “control” within the meaning of Sections 8-106 and 9-106 of the UCC, or (ii) within 60 days after the date of this Agreement close such Securities Account.

(c)	No Grantor shall permit the amount of cash or Cash Equivalents held by the Grantors that is not maintained in a Concentration Account, a Cash Collateral Account, or a Securities Account with respect to which the Administrative Agent for the benefit of the Secured Parties has a first priority perfected Lien to exceed in the aggregate $1,000,000 for any period of more than five consecutive Business Days; provided, however, that the Grantors shall use commercially reasonable efforts to prevent the amount of cash and Cash Equivalents held by the Grantors and not maintained in a Concentration Account, a Cash Collateral Account or a Securities Account from exceeding such $1,000,000 limit.

(d)	Notwithstanding the foregoing provisions of this Section 4.5 (Control Accounts; Approved Deposit Accounts), or the provisions of any other provision of this Agreement or any other Loan Document, the Grantors shall be entitled to maintain Qualified Hedging Contract Accounts which shall not be subject to any security interest in favor of the Administrative Agent and with respect to which the Grantors shall not be required to obtain Deposit Account Control Agreements or Control Account Agreements.

(e)	The Administrative Agent agrees with each Grantor that the Administrative Agent shall not give any notice of sole control, notice of exclusive control, blocked account notice, blockage notice, notice of termination of withdrawal rights or similar notice, instruction, direction, order or request to any Deposit Account Bank under any Deposit Account Control Agreement or otherwise, or any Securities Intermediary under any Control Account Agreement or otherwise, unless an Event of Default has occurred and is continuing.

(f)	Unless an Event of Default has occurred and is continuing, the Grantors shall be entitled to use, deal with, make deposits to and make withdrawals from, and otherwise direct the disposition of funds in any deposit account that is subject to a Deposit Account Control Agreement or otherwise, and to use, deal with, make deposits to and make withdrawals from, give entitlement orders with respect to, and make dispositions from any securities account that is subject to an Account Control Agreement or otherwise.

(g)	The Administrative Agent agrees with each Grantor that unless an Event of Default has occurred and is continuing, the Administrative Agent shall not request from any Deposit Account Bank under any Deposit Account Control Agreement or any Securities Intermediary under any Control Account Agreement any account statements, statements of cash balances, reports, or other information relating to any deposit account or securities account other than copies of such account statements, statements of cash balances, reports or other information that are ordinarily provided by the Deposit Account Bank or the Securities Intermediary to the applicable Grantor; provided, that nothing in this clause (f) shall prohibit, or be deemed to prohibit, the Administrative Agent from requesting any such documents, reports or other information from the applicable Grantor.

Section 4.6 Accounts

(a)     Such Grantor shall not, other than in the ordinary course of business consistent with its past practice, (i) grant any extension of the time of payment of any Account, (ii) compromise or settle any Account for less than the full amount thereof, (iii) release, wholly or partially, any Person liable for the payment of any Account, (iv) allow any credit or discount on any Account or (v) amend, supplement or modify any Account in any manner that could adversely affect the value thereof.

(b)     The Administrative Agent shall have the right to make test verifications of the Accounts in any manner and through any medium that it reasonably considers advisable, and such Grantor shall furnish all such assistance and information as the Administrative Agent may reasonably require in connection therewith. Upon the Administrative Agent’s request during the continuance of an Event of Default, such Grantor shall, at such Grantor’s expense, cause independent public accountants or others satisfactory to the Administrative Agent to furnish to the Administrative Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Accounts.

Section 4.7 Delivery of Instruments and Chattel Paper

(a)     If any amount in excess of $250,000 individually or $1,000,000 in the aggregate (taken together with other such Collateral) payable under or in connection with any Collateral owned by such Grantor shall be or become evidenced by an Instrument, such Grantor shall immediately deliver such Instrument to the Administrative Agent, duly indorsed in a manner satisfactory to the Administrative Agent, or, if consented to by the Administrative Agent, shall mark all such Instruments with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Citicorp North America, Inc., as Administrative Agent”.

(b)     If any amount payable under or in connection with any Collateral owned by the Grantors shall be or become evidenced by Chattel Paper, the Grantors shall keep such Chattel Paper in the Grantors’ possession or shall deliver such Chattel Paper to the Administrative Agent.

Section 4.8 Intellectual Property

(a)     Such Grantor (either itself or through licensees) shall (i) continue to use each Trademark that is Material Intellectual Property in order to maintain such Trademark in full force and effect with respect to each class of goods for which such Trademark is currently used, free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Trademark, (iii) use such Trademark with the appropriate notice of registration and all other notices and legends required by applicable Requirements of Law, (iv) not adopt or use any mark that is confusingly similar or a colorable imitation of such Trademark unless the Administrative Agent shall obtain a perfected security interest in such mark pursuant to this Agreement and (v) not (and not permit any licensee or sublicensee thereof to) do any act or knowingly omit to do any act whereby such Trademark (or any goodwill associated therewith) may become destroyed, invalidated, impaired or harmed in any way.

(b)     Such Grantor (either itself or through licensees) shall not do any act, or omit to do any act, whereby any Patent that is Material Intellectual Property may become forfeited, abandoned or dedicated to the public.

(c)     Such Grantor (either itself or through licensees) (i) shall not (and shall not permit any licensee or sublicensee thereof to) do any act or omit to do any act whereby any portion of the Copyrights that is Material Intellectual Property may become invalidated or otherwise impaired and (ii) shall not (either itself or through licensees) do any act whereby any portion of the Copyrights that is Material Intellectual Property may fall into the public domain.

(d)     Such Grantor (either itself or through licensees) shall not do any act, or omit to do any act, whereby any trade secret that is Material Intellectual Property may become publicly available or otherwise unprotectable.

(e)     Such Grantor (either itself or through licensees) shall not do any act that knowingly uses any Material Intellectual Property to infringe, misappropriate, dilute or violate the intellectual property rights of any other Person.

(f)     Such Grantor shall notify the Administrative Agent immediately if it knows that any application or registration relating to any Material Intellectual Property is reasonably likely to become forfeited, abandoned or dedicated to the public, or of any material adverse determination or development (including the institution of, or any such material adverse determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office, the Canadian Intellectual Property Office, IP Australia or any court or tribunal in any country, as applicable) regarding such Grantor’s ownership of, right to use, interest in, or the validity of, any Material Intellectual Property or such Grantor’s right to register the same or to own and maintain the same.

(g)     Whenever such Grantor, either by itself or through any agent, licensee or designee, shall file an application for the registration of any Intellectual Property with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency within or outside the United States or register any Internet domain name, such Grantor shall report such filing to the Administrative Agent on each date on which the Borrower is required to deliver to the Administrative Agent the Financial Statements required pursuant to Section 6.1(b) (Financial Statements) of the Credit Agreement (or, in the case of any Fiscal Quarter ending on or about December 31, within 45 days after the last day of such Fiscal Quarter), which report shall include a list of all filings made by such Grantor since the date of delivery of the immediately preceding report (it being understood that the first such report delivered to the Administrative Agent shall include all such filings from and after the Closing Date through the date of such delivery). Upon request of the Administrative Agent, such Grantor shall execute and deliver, and have recorded, all agreements, instruments, documents and papers as the Administrative Agent may reasonably request to evidence the Administrative Agent’s security interest in any Copyright, Patent, Trademark or Internet domain name and the goodwill and general intangibles of such Grantor relating thereto or represented thereby.

(h)     Such Grantor shall take all reasonable actions necessary or requested by the Administrative Agent, including in any proceeding before (i) in the case of Intellectual Property other than Australian Intellectual Property and Canadian Intellectual Property, the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, (ii) in the case of Australian Intellectual Property, IP Australia or any similar office or agency, and (iii) in the case of Canadian Intellectual Property, the Canadian Intellectual Property Office or any similar office or agency, or any court or tribunal in Canada, and in each case, before any Internet domain name registrar, to maintain and pursue each application (and to obtain the relevant registration) and to maintain each registration of any Copyright, Trademark, Patent or Internet domain name that is Material Intellectual Property, including filing of applications for renewal, affidavits of use, affidavits of incontestability and opposition and interference and cancellation proceedings.

(i)     In the event that Grantor has knowledge, or a reasonable belief after consultation with intellectual property counsel, that any Material Intellectual Property has been misappropriated or diluted by a third party, or any such Intellectual Property is or has been infringed upon, such Grantor shall notify the Administrative Agent promptly after such Grantor learns thereof. Such Grantor shall take appropriate action in response to such infringement, misappropriation or dilution, including (if such Grantor determines that such action is appropriate in its reasonable business judgment or such action is reasonably requested by the Administrative Agent) promptly bringing suit for infringement, misappropriation or dilution and to recover all damages for such infringement, misappropriation of dilution, and shall take such other actions may be appropriate in its reasonable judgment under the circumstances to protect such Material Intellectual Property.

(j)     Unless otherwise agreed to by the Administrative Agent, such Grantor shall execute and deliver to the Administrative Agent for filing in (i) the United States Copyright Office, IP Australia and the Canadian Intellectual Property Office, a short-form copyright security agreement in the form attached hereto as Annex 5 (Form of Short Form Copyright Security Agreement), (ii) in the United States Patent and Trademark Office and with the Secretary of State of all appropriate States of the United States, IP Australia and the Canadian Intellectual Property Office, a short-form patent security agreement in the form attached hereto as Annex 6 (Form of Short Form Patent Security Agreement), (iii) the United States Patent and Trademark Office, IP Australia and the Canadian Intellectual Property Office, a short-form trademark security agreement in form attached hereto as Annex 7 (Form of Short Form Trademark Security Agreement) and (iv) with respect to any Internet domain name that is Material Intellectual Property, with the appropriate Internet domain name registrar, a duly executed form of assignment of such Internet domain name to the Administrative Agent (together with appropriate supporting documentation as may be requested by the Administrative Agent) in form and substance reasonably acceptable to the Administrative Agent. In the case of clause (iv) above, each Grantor agrees to perform all appropriate actions (including, without limitation, the completion and filing, or delivery to the Administrative Agent for filing, of such assignment) deemed necessary by the Administrative Agent for the Administrative Agent to ensure such Internet domain name that constitutes Material Intellectual Property is registered in the name of the Administrative Agent.

Section 4.9 Vehicles

        Upon the written request of the Administrative Agent, within 45 days after the date of such request and, with respect to any Vehicle acquired by such Grantor subsequent to the date of any such request, within 45 days after the date of acquisition thereof, such Grantor shall file all applications for certificates of title or ownership indicating the Administrative Agent’s security interest in the Vehicle covered by such certificate and any other necessary documentation, in each office in each jurisdiction that the Administrative Agent shall deem advisable to perfect its security interests in the Vehicles; provided that the Grantors shall not be required to file any such applications or other documentation for any Vehicle having a book value of less than $30,000.

Section 4.10 Payment of Obligations

        Such Grantor shall pay and discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all taxes, assessments and governmental charges or levies imposed upon the Collateral or in respect of income or profits therefrom, as well as all claims of any kind (including claims for labor, materials and supplies) against or with respect to the Collateral, except that no such charge need be paid if the amount or validity thereof is currently being contested in good faith by appropriate proceedings, reserves in conformity with GAAP with respect thereto have been provided on the books of such Grantor and such proceedings could not reasonably be expected to result in the sale, forfeiture or loss of any material portion of the Collateral or any interest therein.

Section 4.11 Notice of Commercial Tort Claims

        Such Grantor agrees that, if it shall acquire any interest in any Commercial Tort Claim (whether from another Person or because such Commercial Tort Claim shall have come into existence), in an amount in excess of $1,000,000, (i) such Grantor shall, immediately upon such acquisition, deliver to the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent, a notice of the existence and nature of such Commercial Tort Claim and deliver a supplement to Schedule 7 (Commercial Tort Claims) containing a specific description of such Commercial Tort Claim, (ii) the provision of Section 2.1 (Collateral) shall apply to such Commercial Tort Claim and (iii) such Grantor shall execute and deliver to the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent, any certificate, agreement and other document, and take all other action, deemed by the Administrative Agent to be reasonably necessary or appropriate for the Administrative Agent to obtain, on behalf of the Lenders, a first-priority, perfected security interest in all such Commercial Tort Claims. Any supplement to Schedule 7 (Commercial Tort Claims) delivered pursuant to this Section 4.11 (Notice of Commercial Tort Claims) shall, after the receipt thereof by the Administrative Agent, become part of Schedule 7 (Commercial Tort Claims) for all purposes hereunder other than in respect of representations and warranties made prior to the date of such receipt. No Grantor shall be deemed to hold or to have acquired any Commercial Tort Claim unless and until such Grantor shall have filed such Commercial Tort Claim in a court or tribunal having jurisdiction over such Commercial Tort Claim.

Section 4.12 Acknowledgement of Security Interest

        The Grantors and the Administrative Agent acknowledge and agree that this Agreement is intended to grant to the Administrative Agent for the benefit of the Secured Parties a security interest in the Collateral and shall not constitute a present assignment of any of the Collateral.

ARTICLE V  REMEDIAL PROVISIONS

Section 5.1 Code and Other Remedies

(a)     During the continuance of an Event of Default, the Administrative Agent may exercise, in addition to all other rights and remedies granted to it in this Agreement and in any other instrument or agreement securing, evidencing or relating to the Secured Obligations, all rights and remedies of a secured party under the UCC or any other applicable Requirements of Law (including, with respect to the Australian Intellectual Property or with respect to the Canadian Collateral, personal property security legislations and other laws of Australia or Canada as the case may be). Without limiting the generality of the foregoing, the Administrative Agent, without demand of performance or other demand, presentment, protest, advertisement or notice of any kind (except any notice required by law referred to below) to or upon any Grantor or any other Person (all and each of which demands, defenses, advertisements and notices are hereby waived), may in during the continuation of an Event of Default forthwith collect, receive, appropriate and realize upon any Collateral, and may forthwith sell, lease, assign, give option or options to purchase, or otherwise dispose of and deliver any Collateral (or contract to do any of the foregoing), in one or more parcels at public or private sale or sales, at any exchange, broker’s board or office of the Administrative Agent or any Lender or elsewhere upon such terms and conditions as it may deem advisable and at such prices as it may deem best, for cash or on credit or for future delivery without assumption of any credit risk. The Administrative Agent shall have the right upon any such public sale or sales, and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of the Collateral so sold, free of any right or equity of redemption in any Grantor, which right or equity is hereby waived and released. Each Grantor further agrees, at the Administrative Agent’s request, to assemble the Collateral and make it available to the Administrative Agent at places that the Administrative Agent shall reasonably select, whether at such Grantor’s premises or elsewhere. The Administrative Agent shall apply the net proceeds of any action taken by it pursuant to this Section 5.1, after deducting all reasonable costs and expenses of every kind incurred in connection therewith or incidental to the care or safekeeping of any Collateral or in any way relating to the Collateral or the rights of the Administrative Agent and any other Secured Party hereunder, including reasonable attorneys’ fees and disbursements, to the payment in whole or in part of the Secured Obligations, in such order as the Credit Agreement shall prescribe, and only after such application and after the payment by the Administrative Agent of any other amount required by any provision of law, need the Administrative Agent account for the surplus, if any, to any Grantor. To the extent permitted by applicable law, each Grantor waives all claims, damages and demands it may acquire against the Administrative Agent or any other Secured Party arising out of the exercise by them of any rights hereunder. If any notice of a proposed sale or other disposition of Collateral shall be required by law, such notice shall be deemed reasonable and proper if given at least 10 days before such sale or other disposition.

(b)     During the occurrence and continuance of an Event of Default, the Administrative Agent may appoint or reappoint by instrument in writing, any Person or Persons, whether an officer or officers or an employee or employees of the Administrative Agent or not, to be an interim receiver, receiver or receivers (hereinafter called a “Receiver”) of the Canadian Collateral (including any interest, income or profits therefrom) and may remove any Receiver so appointed and appoint another in such Person’s stead. Any such Receiver shall, so far as concerns responsibility for such Person’s acts, be deemed the agent of Grantors and not of the Administrative Agent or any of the Secured Parties, and neither the Administrative Agent nor any of the Secured Parties shall be in any way responsible for any misconduct, negligence or non-feasance on the part of any such Receiver or such Person’s servants, agents, officers or employees. The Receiver may exercise any or all of the powers and rights given to the Administrative Agent under this Article V (Remedial Provisions).

Section 5.2 Accounts and Payments in Respect of General Intangibles

(a)     In addition to, and not in substitution for, any similar requirement in the Credit Agreement, if required by the Administrative Agent at any time during the continuance of an Event of Default, any payment of Accounts or payment in respect of General Intangibles, when collected by any Grantor, shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Administrative Agent, in an Approved Deposit Account or a Cash Collateral Account, subject to withdrawal by the Administrative Agent as provided in Section 5.4 (Proceeds to be Turned Over To Administrative Agent). Until so turned over or turned over, such payment shall be held by such Grantor in trust for the Administrative Agent, segregated from other funds of such Grantor. Each such deposit of Proceeds of Accounts and payments in respect of General Intangibles shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(b)     At the Administrative Agent’s request, during the continuance of an Event of Default, each Grantor shall deliver to the Administrative Agent all original and other documents evidencing, and relating to, the agreements and transactions that gave rise to the Accounts or payments in respect of General Intangibles, including all original orders, invoices and shipping receipts.

(c)     The Administrative Agent may, without notice, at any time during the continuance of an Event of Default, limit or terminate the authority of a Grantor to collect its Accounts or amounts due under General Intangibles or any thereof.

(d)     The Administrative Agent in its own name or in the name of others may at any time during the continuance of an Event of Default communicate with Account Debtors to verify with them to the Administrative Agent’s satisfaction the existence, amount and terms of any Account or amounts due under any General Intangible.

(e)     Upon the request of the Administrative Agent at any time during the continuance of an Event of Default, each Grantor shall notify Account Debtors that the Accounts or General Intangibles have been collaterally assigned to the Administrative Agent and that payments in respect thereof shall be made directly to the Administrative Agent. In addition, the Administrative Agent may at any time during the continuance of an Event of Default enforce such Grantor’s rights against such Account Debtors and obligors of General Intangibles.

(f)     Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Accounts and payments in respect of General Intangibles to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Administrative Agent nor any other Secured Party shall have any obligation or liability under any agreement giving rise to an Account or a payment in respect of a General Intangible by reason of or arising out of this Agreement or the receipt by the Administrative Agent nor any other Secured Party of any payment relating thereto, nor shall the Administrative Agent nor any other Secured Party be obligated in any manner to perform any obligation of any Grantor under or pursuant to any agreement giving rise to an Account or a payment in respect of a General Intangible, to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts that may have been assigned to it or to which it may be entitled at any time or times.

Section 5.3 Pledged Collateral

(a)     During the continuance of an Event of Default, upon notice by the Administrative Agent to the relevant Grantor or Grantors, (i) the Administrative Agent shall have the right to receive any Proceeds of the Pledged Collateral and make application thereof to the Obligations in the order set forth in the Credit Agreement and (ii) the Administrative Agent or its nominee may exercise (A) any voting, consent, corporate and other right pertaining to the Pledged Collateral at any meeting of shareholders, partners or members, as the case may be, of the relevant issuer or issuers of Pledged Collateral or otherwise and (B) any right of conversion, exchange and subscription and any other right, privilege or option pertaining to the Pledged Collateral as if it were the absolute owner thereof (including the right to exchange at its discretion any of the Pledged Collateral upon the merger, amalgamation, consolidation, reorganization, recapitalization or other fundamental change in the corporate structure of any issuer of Pledged Stock, the right to deposit and deliver any Pledged Collateral with any committee, depositary, transfer agent, registrar or other designated agency upon such terms and conditions as the Administrative Agent may determine), all without liability except to account for property actually received by it; provided, however, that the Administrative Agent shall have no duty to any Grantor to exercise any such right, privilege or option and shall not be responsible for any failure to do so or delay in so doing.

(b)     In order to permit the Administrative Agent to exercise the voting and other consensual rights that it may be entitled to exercise pursuant hereto and to receive all dividends and other distributions that it may be entitled to receive hereunder, (i) each Grantor shall promptly execute and deliver (or cause to be executed and delivered) to the Administrative Agent all such proxies, dividend payment orders and other instruments as the Administrative Agent may from time to time reasonably request and (ii) without limiting the effect of clause (i) above, such Grantor hereby grants to the Administrative Agent an irrevocable proxy to vote all or any part of the Pledged Collateral and to exercise all other rights, powers, privileges and remedies to which a holder of the Pledged Collateral would be entitled (including giving or withholding written consents of shareholders, partners or members, as the case may be, calling special meetings of shareholders, partners or members, as the case may be, and voting at such meetings), which proxy shall be effective, automatically and without the necessity of any action (including any transfer of any Pledged Collateral on the record books of the issuer thereof) by any other person (including the issuer of such Pledged Collateral or any officer or agent thereof) during the continuance of an Event of Default and which proxy shall only terminate upon the payment in full of the Secured Obligations.

(c)     Each Grantor hereby expressly authorizes and instructs each issuer of any Pledged Collateral pledged hereunder by such Grantor to (i) comply with any instruction received by it from the Administrative Agent in writing that (A) states that an Event of Default has occurred and is continuing and (B) is otherwise in accordance with the terms of this Agreement, without any other or further instructions from such Grantor, and each Grantor agrees that such issuer shall be fully protected in so complying and (ii) unless otherwise expressly permitted hereby, pay any dividend or other payment with respect to the Pledged Collateral directly to the Administrative Agent

Section 5.4 Proceeds to be Turned Over To Administrative Agent

        Unless otherwise expressly provided in the Credit Agreement, all Proceeds received by the Administrative Agent hereunder in cash or Cash Equivalents shall be held by the Administrative Agent in a Cash Collateral Account. All Proceeds while held by the Administrative Agent in a Cash Collateral Account (or by such Grantor in trust for the Administrative Agent) shall continue to be held as collateral security for the Secured Obligations and shall not constitute payment thereof until applied as provided in the Credit Agreement. Unless an Event of Default has occurred and is continuing or the release thereof would constitute an Event of Default, all Proceeds held by the Administrative Agent shall be released to the Grantors immediately upon request.

Section 5.5 Sale of Collateral

(a)     Each Grantor recognizes that the Administrative Agent may be unable to effect a public sale of any Pledged Collateral by reason of certain prohibitions contained in the Securities Act or, with respect to Canadian Pledged Stock, the applicable Requirements of Law in Canada (the “Canadian Securities Laws”) and applicable state securities laws or otherwise or may determine that a public sale is impracticable or not commercially reasonable and, accordingly, may resort to one or more private sales thereof to a restricted group of purchasers that shall be obliged to agree, among other things, to acquire such securities for their own account for investment and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that any such private sale may result in prices and other terms less favorable than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall be deemed to have been made in a commercially reasonable manner. The Administrative Agent shall be under no obligation to delay a sale of any Pledged Collateral for the period of time necessary to permit the issuer thereof to register such securities for public sale under the Securities Act or the Canadian Securities Laws, or under applicable state securities laws, even if such issuer would agree to do so.

(b)     Each Grantor agrees to use its best efforts to do or cause to be done all such other acts as may be necessary to make such sale or sales of all or any portion of the Pledged Collateral pursuant to this Section 5.5 valid and binding and in compliance with all other applicable Requirements of Law. Each Grantor further agrees that a breach of any covenant contained in this Section 5.5 will cause irreparable injury to the Administrative Agent and other Secured Parties, that the Administrative Agent and the other Secured Parties have no adequate remedy at law in respect of such breach and, as a consequence, that each and every covenant contained in this Section 5.5 shall be specifically enforceable against such Grantor, and such Grantor hereby waives and agrees not to assert any defense against an action for specific performance of such covenants except for a defense that no Event of Default has occurred under the Credit Agreement.

Section 5.6 Deficiency

        Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay the Secured Obligations and the fees and disbursements of any attorney employed by the Administrative Agent or any other Secured Party to collect such deficiency.

ARTICLE VI  THE ADMINISTRATIVE AGENT

Section 6.1 Administrative Agent’s Appointment as Attorney-in-Fact

(a)	Each Grantor hereby irrevocably constitutes and appoints the Administrative Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the terms of this Agreement, to take any appropriate action and to execute any document or instrument that may be necessary or desirable to accomplish the purposes of this Agreement, and, without limiting the generality of the foregoing, each Grantor hereby gives the Administrative Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, to do any of the following:

(i)	in the name of such Grantor or its own name, or otherwise, take possession of and indorse and collect any check, draft, note, acceptance or other instrument for the payment of moneys due under any Account or General Intangible or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Administrative Agent for the purpose of collecting any such moneys due under any Account or General Intangible or with respect to any other Collateral whenever payable;

(ii)	in the case of any Intellectual Property, execute and deliver, and have recorded, any agreement, instrument, document or paper as the Administrative Agent may request to evidence the Administrative Agent’s security interest in such Intellectual Property and the goodwill and General Intangibles of such Grantor relating thereto or represented thereby;

(iii)	pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repair or pay any insurance called for by the terms of this Agreement (including all or any part of the premiums therefor and the costs thereof);

(iv)	execute, in connection with any sale provided for in Section 5.1 (Code and Other Remedies) or Section 5.5 (Sale of Collateral), any endorsement, assignment or other instrument of conveyance or transfer with respect to the Collateral; or

(v)	(A) direct any party liable for any payment under any Collateral to make payment of any moneys due or to become due thereunder directly to the Administrative Agent or as the Administrative Agent shall direct, (B) ask or demand for, collect, and receive payment of and receipt for, any moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral, (C) sign and indorse any invoice, freight or express bill, bill of lading, storage or warehouse receipt, draft against debtors, assignment, verification, notice and other document in connection with any Collateral, (D) commence and prosecute any suit, action or proceeding at law or in equity in any court of competent jurisdiction to collect any Collateral and to enforce any other right in respect of any Collateral, (E) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral, (F) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Administrative Agent may deem appropriate, (G) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any such Trademark pertains) throughout the world for such term or terms, on such conditions, and in such manner as the Administrative Agent shall in its sole discretion determine, including the execution and filing of any document necessary to effectuate or record such assignment and (H) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any Collateral as fully and completely as though the Administrative Agent were the absolute owner thereof for all purposes, and do, at the Administrative Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things that the Administrative Agent deems necessary to protect, preserve or realize upon the Collateral and the Administrative Agent’s and the other Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do.

Anything in this clause (a) to the contrary notwithstanding, the Administrative Agent agrees that it shall not exercise any right under the power of attorney provided for in this clause (a) unless an Event of Default shall be continuing, and that if the Administrative Agent does exercise any such right under such power of attorney, the Administrative Agent shall exercise such right in a commercially reasonable manner to the extent required to do so by the applicable Requirements of Law.

(b)     If any Grantor fails to perform or comply with any of its agreements contained herein, the Administrative Agent, at its option, but without any obligation so to do, may, in a commercially reasonable manner to the extent required to do so by the applicable Requirement of Law, perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)     The expenses of the Administrative Agent incurred in connection with actions undertaken as provided in this Section 6.1, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Loans that are Base Rate Loans under the Credit Agreement, from the date of payment by the Administrative Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Administrative Agent on demand.

(d)     Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 6.2 Duty of Administrative Agent

        The Administrative Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession shall be to deal with it in the same manner as the Administrative Agent deals with similar property for its own account. Neither the Administrative Agent, any other Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to any Collateral. The powers conferred on the Administrative Agent hereunder are solely to protect the Administrative Agent’s interest in the Collateral and shall not impose any duty upon the Administrative Agent or any other Secured Party to exercise any such powers. The Administrative Agent and the other Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their respective officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own gross negligence or willful misconduct. The Administrative Agent acknowledges and agrees that it shall not re-pledge or otherwise create a security interest in the Collateral, provided, that the foregoing shall not prevent or preclude, in any respect, the Administrative Agent or any Lender from assigning its rights under the Loan Documents in accordance with Section 11.2(f) (Assignments and Participations) of the Credit Agreement.

Section 6.3 Authorization of Financing Statements

        Each Grantor authorizes the Administrative Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file or record financing statements, amendments to financing statements, and other filing or recording documents or instruments with respect to the Collateral without the signature of such Grantor in such form and in such offices as the Administrative Agent reasonably determines appropriate to perfect the security interests of the Administrative Agent under this Agreement, and such financing statements and amendments may described the Collateral covered thereby as “all assets of the debtor”, “all personal property of the debtor” or words of similar effect. Each Grantor hereby also authorizes the Administrative Agent and its Affiliates, counsel and other representatives, at any time and from time to time, to file continuation statements with respect to previously filed financing statements.

Section 6.4 Authority of Administrative Agent

        Each Grantor acknowledges that the rights and responsibilities of the Administrative Agent under this Agreement with respect to any action taken by the Administrative Agent or the exercise or non-exercise by the Administrative Agent of any option, voting right, request, judgment or other right or remedy provided for herein or resulting or arising out of this Agreement shall, as between the Administrative Agent and the other Secured Parties, be governed by the Credit Agreement and by such other agreements with respect thereto as may exist from time to time among them, but, as between the Administrative Agent and the Grantors, the Administrative Agent shall be conclusively presumed to be acting as agent for the Administrative Agent and the other Secured Parties with full and valid authority so to act or refrain from acting, and no Grantor shall be under any obligation, or entitlement, to make any inquiry respecting such authority.

ARTICLE VII  MISCELLANEOUS

Section 7.1 Amendments in Writing

        None of the terms or provisions of this Agreement may be waived, amended, supplemented or otherwise modified except in accordance with Section 11.1 (Amendments, Waivers, Etc.) of the Credit Agreement; provided, however, that annexes to this Agreement may be supplemented (but no existing provisions may be modified and no Collateral may be released) through Pledge Amendments and Joinder Agreements, in substantially the form of Annex 3 (Form of Pledge Amendment) and Annex 4 (Form of Joinder Agreement) respectively, in each case duly executed by the Administrative Agent and each Grantor directly affected thereby.

Section 7.2 Notices

        All notices, requests and demands to or upon the Administrative Agent or any Grantor hereunder shall be effected in the manner provided for in Section 11.8 (Notices, Etc.) of the Credit Agreement; provided, however, that any such notice, request or demand to or upon any Grantor shall be addressed in case of the Borrower at the Borrower’s notice address set forth in such Section 11.8.

Section 7.3 No Waiver by Course of Conduct; Cumulative Remedies

        Neither the Administrative Agent nor any other Secured Party shall by any act (except by a written instrument pursuant to Section 7.1 (Amendments in Writing)), delay, indulgence, omission or otherwise be deemed to have waived any right or remedy hereunder or to have acquiesced in any Default or Event of Default. No failure to exercise, nor any delay in exercising, on the part of the Administrative Agent or any other Secured Party, any right, power or privilege hereunder shall operate as a waiver thereof. No single or partial exercise of any right, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, power or privilege. A waiver by the Administrative Agent or any other Secured Party of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy that the Administrative Agent or such other Secured Party would otherwise have on any future occasion. The rights and remedies herein provided are cumulative, may be exercised singly or concurrently and are not exclusive of any other rights or remedies provided by law.

Section 7.4 Successors and Assigns

        This Agreement shall be binding upon the successors and assigns of each Grantor and shall inure to the benefit of the Administrative Agent and each other Secured Party and their successors and assigns; provided, however, that no Grantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Administrative Agent.

Section 7.5 Counterparts

        This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts (including by telecopy), each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement. Signature pages may be detached from multiple counterparts and attached to a single counterpart so that all signature pages are attached to the same document. Delivery of an executed counterpart by telecopy shall be effective as delivery of a manually executed counterpart.

Section 7.6 Severability

        Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

Section 7.7 Section Headings

        The Article and Section titles contained in this Agreement are, and shall be, without substantive meaning or content of any kind whatsoever and are not part of the agreement of the parties hereto.

Section 7.8 Entire Agreement

        This Agreement together with the other Loan Documents represents the entire agreement of the parties and supersedes all prior agreements and understandings relating to the subject matter hereof.

Section 7.9 Governing Law

        This Agreement and the rights and obligations of the parties hereto shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.

Section 7.10 Additional Grantors

        If, pursuant to Section 7.11 (Additional Collateral and Guaranties) of the Credit Agreement, the Borrower shall be required to cause any Subsidiary that is not a Grantor to become a Grantor hereunder, such Subsidiary shall execute and deliver to the Administrative Agent a Joinder Agreement substantially in the form of Annex 4 (Form of Joinder Agreement) and shall thereafter for all purposes be a party hereto and have the same rights, benefits and obligations as a Grantor party hereto on the Closing Date.

Section 7.11 Release of Collateral

(a)     At the time provided in Section 10.8(b)(i) (Concerning the Collateral and the Collateral Documents) of the Credit Agreement, the Collateral shall be released from the Lien created hereby and this Agreement and all obligations (other than those expressly stated to survive such termination) of the Administrative Agent and each Grantor hereunder shall terminate, all without delivery of any instrument or performance of any act by any party, and all rights to the Collateral shall revert to the Grantors. At the request and sole expense of any Grantor following any such termination, the Administrative Agent shall deliver to such Grantor any Collateral of such Grantor held by the Administrative Agent hereunder and execute and deliver to such Grantor such documents as such Grantor shall reasonably request to evidence such termination.

(b)     If the Administrative Agent shall be directed or permitted pursuant to Section 10.8(b)(ii) or (iii) (Concerning the Collateral and the Collateral Documents) of the Credit Agreement to release any Lien created hereby upon any Collateral (including any Collateral sold or disposed of by any Grantor in a transaction permitted by the Credit Agreement), such Collateral shall be released from the Lien created hereby to the extent provided under, and subject to the terms and conditions set forth in, Section 10.8(b)(ii) or (iii) (Concerning the Collateral and the Collateral Documents) of the Credit Agreement. In connection therewith, the Administrative Agent, at the request and sole expense of the Borrower, shall execute and deliver to the Borrower all releases or other documents reasonably necessary or desirable for the release of the Lien created hereby on such Collateral. At the request and sole expense of the Borrower, a Grantor shall be released from its obligations hereunder in the event that all the capital stock of such Grantor shall be so sold or disposed; provided, however, that the Borrower shall have delivered to the Administrative Agent, at least ten Business Days prior to the date of the proposed release, a written request for release identifying the relevant Grantor and the terms of the sale or other disposition in reasonable detail, including the price thereof and any expenses in connection therewith, together with a certification by the Borrower in form and substance satisfactory to the Administrative Agent stating that such transaction is in compliance with the Credit Agreement and the other Loan Documents.

Section 7.12 Reinstatement

        Each Grantor further agrees that, if any payment made by any Loan Party or other Person and applied to the Obligations is at any time annulled, avoided, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or the proceeds of Collateral are required to be returned by any Secured Party to such Loan Party, its estate, trustee, receiver or any other party, including any Grantor, under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment or repayment, any Lien or other Collateral securing such liability shall be and remain in full force and effect, as fully as if such payment had never been made or, if prior thereto the Lien granted hereby or other Collateral securing such liability hereunder shall have been released or terminated by virtue of such cancellation or surrender), such Lien or other Collateral shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect any Lien or other Collateral securing the obligations of any Grantor in respect of the amount of such payment.

[SIGNATURE PAGES FOLLOW]

        IN WITNESS WHEREOF, each of the undersigned has caused this Pledge and Security Agreement to be duly executed and delivered as of the date first above written.

ALARIS MEDICAL SYSTEMS, INC., as Grantor By: /s/ Stuart E. Rickerson —————————————— Name: Stuart E. Rickerson Title: Vice President, General Counsel & Secretary

ALARIS RELEASE CORPORATION, as Grantor By: /s/ Stuart E. Rickerson —————————————— Name: Stuart E. Rickerson Title: Vice President, Treasurer & Secretary

ALARIS CONSENT CORPORATION, as Grantor By: /s/ Stuart E. Rickerson —————————————— Name: Stuart E. Rickerson Title: Vice President, Treasurer & Secretary

RIVER MEDICAL, INC, as Grantor By: /s/ David L. Schlotterbeck —————————————— Name: David L. Schlotterbeck Title: President & CEO

IVAC OVERSEAS HOLDINGS, INC., as Grantor By: /s/ Stuart E. Rickerson —————————————— Name: Stuart E. Rickerson Title: Secretary

[SIGNATURE PAGE TO PLEDGE AND SECURITY AGREEMENT]

ACCEPTED AND AGREED as of the date first above written: CITICORP NORTH AMERICA, INC., as Administrative Agent By: /s/ Myles Kassin —————————————— Name: Myles Kassin Title: Vice President

[SIGNATURE PAGE TO PLEDGE AND SECURITY AGREEMENT]

TABLE OF CONTENTS (continued) ANNEXES AND SCHEDULES

Annex 1	Form of Deposit Account Control Agreement
Annex 2	Form of Control Account Agreement
Annex 3	Form of Pledge Amendment
Annex 4	Form of Joinder Agreement
Annex 5	Form of Short Form Copyright Security Agreement
Annex 6A	Form of Short Form Patent Security Agreement
Annex 7A	Form of Short Form Trademark Security Agreement
Schedule 1	Jurisdiction of Organization; Principal Executive Office
Schedule 2	Pledged Collateral
Schedule 3	Filings
Schedule 4	Location of Inventory and Equipment
Schedule 5	Intellectual Property
Schedule 5A	Intellectual Property Matters
Schedule 6	Deposit Accounts; Securities Accounts
Schedule 7	Commercial Tort Claims